CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
July 27, 2010

Ampco-Pittsburgh Announces Earnings for the Second Quarter.

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2010 of $82,858,000 and $165,184,000, respectively, against $74,979,000 and $160,734,000 for the comparable prior year periods.  Net income for the three months ended June 30, 2010 and 2009 was $9,374,000 or $0.91 per share and $7,793,000 or $0.77 per share, respectively, and for the six months ended June 30, 2010 and 2009 was $17,585,000 or $1.72 per share and $15,112,000 or $1.48 per share.  Income from operations approximated $14,765,000 and $26,429,000 for the three and six months ended June 30, 2010, respectively, against $12,755,000 and $26,296,000 for the same periods in 2009.

Operating income for the quarter and six months benefited principally from an increase in shipments during the second quarter for the Forged and Cast Rolls segment as a result of the global steel industry operating at significantly higher levels when compared to the same periods of the prior year. By comparison, sales and operating income for the quarter and six months for the Air and Liquid Processing segment were negatively impacted by lower spending in the construction and energy sectors. Net income year-to-date benefited further from foreign exchange gains versus foreign exchange losses in the prior year.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$82,858,000	$74,979,000	$165,184,000	$160,734,000

Income from operations	14,765,000	12,755,000	26,429,000	26,296,000
Other expense – net	(734,000)	(549,000)	(77,000)	(2,313,000)

Income before income taxes	14,031,000	12,206,000	26,352,000	23,983,000
Income tax expense	(4,582,000)	(4,413,000)	(8,648,000)	(8,871,000)
Equity losses in Chinese joint venture	(75,000)	-	(119,000)	-
Net income	$9,374,000	$7,793,000	$17,585,000	$15,112,000

Earnings per common share:
Basic	$0.91	$0.77	$1.72	$1.48
Diluted	$0.91	$0.77	$1.71	$1.48

Weighted-average number of
common shares outstanding:
Basic	10,246,827	10,184,228	10,246,517	10,180,881
Diluted	10,289,545	10,178,381	10,275,114	10,181,779